Exhibit 99.1

AVNET, INC. ANNOUNCES EXPIRATION AND RESULTS OF PUT OPTION
 FOR 2% CONVERTIBLE SENIOR DEBENTURES DUE 2034

Phoenix, Arizona, March 17, 2009 — Avnet, Inc. (NYSE: AVT) today announced that holders of $298,059,000 in aggregate principal amount of its 2% Convertible Senior Debentures due 2034 (the “Debentures”) validly surrendered for purchase their Debentures prior to the expiration of their right, pursuant to the terms of the Debentures, to require Avnet to purchase their Debentures for cash (the “Put Option”). The Put Option expired at 5:00 p.m., New York City time, on March 13, 2009. Avnet has accepted for purchase all of the Debentures validly surrendered for purchase and not withdrawn. The purchase price for the Debentures pursuant to the Put Option was $1,000 in cash per $1,000 principal amount of the Debentures, and the aggregate purchase price for all the Debentures validly surrendered for purchase and not withdrawn was $298,059,000. Avnet has forwarded cash in payment of the aggregate purchase price to The Bank of New York Mellon Corporation, as paying agent, for distribution to holders of the Debentures in accordance with the procedures of The Depository Trust Company. Following Avnet’s purchase of the Debentures pursuant to the Put Option, $1,941,000 in aggregate principal amount of the Debentures remains outstanding.

Questions regarding the Put Option should be directed to The Bank of New York Mellon Corporation, Corporate Trust Operations, Reorganization Unit, 101 Barclay Street – 7 East, New York, New York 10286, Attention: Joseph Lynch (212) 815-5076.

This press release is for informational purposes only and is not an offer to purchase, or the solicitation of an offer to purchase, the Debentures. The offer for the Debentures was made only pursuant to the Company Notice to Holders, dated February 13, 2009 [revised February 25, 2009], which set forth the complete terms and conditions of the Put Option.

About Avnet
Avnet, Inc. (NYSE:AVT), a fortune 500 Company, is one of the largest distributors of electronic components, computer products and embedded technology serving customers in more than 70 countries worldwide. Avnet accelerates its partners’ success by connecting the world’s leading technology suppliers with a broad base of more than 100,000 customers and providing cost-effective, value-added services and solutions. For the fiscal year ended June 28, 2008, Avnet generated revenue of $17.95 billion. For more information, visit www.avnet.com. (AVT—IR)

Visit Avnet’s Investor Relations Website at www.ir.avnet.com or contact us at investorrelations@avnet.com.

CONTACT: Vince Keenan

Investor Relations
Phoenix, Arizona
(480) 643-7053
Vince.keenan@avnet.com